Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-1/A of our report dated September 30, 2010, relating to the consolidated balance sheets of China Shengda Packaging Group Inc. and Subsidiaries as of December 31, 2008 and 2009 and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for the years ended December 31, 2007, 2008 and 2009.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Bernstein &Pinchuk LLP

New York, New York

December 8, 2010